Exhibit 10.1
Execution Version
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (“Agreement”) is made, effective as of October 1, 2024 (“Effective Date”), by and between Mitek Systems, Inc. (the “Company”) and Edward H. West (“Executive”). Capitalized terms used herein and not otherwise defined shall have those meanings set forth in Appendix I hereto.
R E C I T A L S
WHEREAS, the Company wishes to engage Executive as the Company’s Chief Executive Officer and Executive wishes to accept the chief executive officer position of a publicly traded company; and
WHEREAS, as an inducement to Executive accepting the significant duties and responsibilities of a chief executive officer position of a publicly traded company, the Company shall provide the compensation and benefits set forth in this Agreement.
NOW THEREFORE, the parties agree as follows:
1.    Employment. The Company hereby agrees to employ Executive as the chief executive officer of a publicly traded company, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.
2.    Duties.
2.1    Position. Executive shall be employed as Chief Executive Officer of the Company and the most senior executive officer of the Company, and shall have the duties and responsibilities as set forth in the Company’s Third Amended and Restated Bylaws, as amended (the “Bylaws”) and such other duties as may reasonably be assigned to Executive from time to time by the Company consistent with that position. For so long as Executive is Chief Executive Officer of the Company, Executive will have the full range of executive duties and responsibilities customary of a chief executive officer of a publicly traded company of similar size and scope of the Company including, but not limited to, day-to-day control over the operations of the Company and each of its direct and indirect subsidiaries, oversight over filings, reports and submissions to the Securities and Exchange Commission and significant stockholder engagement as head of Company management. Executive shall perform faithfully and diligently all duties assigned to Executive and Executive agrees to at all times comply with all present and future Company policies, procedures and other reasonable directions and requests provided to or otherwise communicated the Executive. The Company reserves the right to modify Executive’s duties at any time in its sole and absolute discretion (subject to Executive’s rights under Sections 7.2 and 7.3 below), provided that the duties assigned are consistent with the position of the chief executive officer of a publicly traded company. Executive shall report directly to the Board of Directors of the Company (the “Board”).
2.2    Board Position. Upon the Effective Date, the Board shall elect Executive as a member of the Board, to serve until the next annual meeting of the Company’s stockholders after the Effective Date. During Executive’s employment with the Company, at each annual meeting of the Company’s stockholders, the Board (or designated committee thereof) shall nominate Executive for election to the Board by the Company’s stockholders consistent with all other directors and subject to the Company’s Certificate of Incorporation and Bylaws, each as may be amended from time to time, applicable laws and rules of the NASDAQ Stock Market or any stock exchange on which the Company’s securities are or become listed.
2.3    Best Efforts/Full-time. Executive will expend Executive’s reasonable best efforts on behalf of the Company, and will abide by all policies of the Company applicable to the Company’s executives generally and all decisions made by the Board, all in accordance with applicable federal, state and local laws, regulations or ordinances, and subject to the terms of this Agreement. Executive will at all times during Executive’s employment with the Company act in the best interest of the Company and its stockholders. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for the Company; provided that nothing herein shall preclude Executive, subject to prior consent of the Board, from serving on the boards of directors of other for-profit companies so long as, in each case, and in the aggregate, such service is in accordance with the Company’s policies governing such activities and does not otherwise, either directly or indirectly, conflict with or interfere with the performance of Executive’s duties hereunder or is in any way competitive with the business or proposed business of the Company, whether for compensation or otherwise. Notwithstanding the foregoing, Executive may participate in charitable and non-profit organizations and otherwise manage Executive’s and his family’s affairs, in each case without prior notice to or approval from the Board, so long as no such activities compete with the activities of the Company or unreasonably interfere with the performance of Executive’s duties hereunder.
2.4    Work Location. Executive’s principal place of employment shall be remotely at Executive’s primary residence in Captiva, Florida, although Executive will be expected to work from current and future office locations of the Company from time to time (and in no event shall the requirement to work from any such Company location consistent with this expectation result in Executive having Good Reason hereunder). Executive understands and agrees that Executive may also be required to travel from time to time for business reasons.
3.    At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This means that Executive’s employment is not for any specified period of time and, except as otherwise expressly provided for herein and subject to the terms and conditions herein, can be terminated by Executive or the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company (subject to any consequences such changes may have under Section 7 of this Agreement, including, without limitation, Executive’s right, if applicable, to terminate for “Good Reason”). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by the Chairman of the Board, or if Executive is then Chairman of the Board, by a writing signed by a majority of the members of the Board (excluding the Executive). If Executive’s employment terminates for any lawful reason, Executive will not be entitled to any payments, benefits, damages, award or compensation other than as expressly provided in this Agreement. Effective upon termination of Executive’s employment with the Company, for any reason, Executive shall be deemed to have resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.
4.    Compensation.
4.1    Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, the Company shall pay to Executive an initial base salary of $500,000 per year (such initial base salary and any increases thereto that may be approved by the Board in its sole discretion, is referred to herein as the “Base Salary”), payable in accordance with the normal payroll practices of the Company. The Base Salary for the period from the Effective Date through December 31, 2024 shall be pro-rated to reflect such partial year.
4.2    Hiring Bonus. In conjunction with Executive’s commencement of employment, Executive will be paid a one-time cash bonus of $250,000, which shall be paid on the Company’s first normal payroll date following the Effective Date (the “Hiring Bonus”). In the event that Executive’s employment is terminated by the Company for Cause or Executive resigns without Good Reason within the eighteen (18) month period following the Effective Date (the “Initial Period”), Executive shall repay the Company a pro-rated portion of the Hiring Bonus times a fraction, the numerator of which is the number of months remaining in the Initial Period following the date of the termination and the denominator of which is 18, such amount to be repaid within the thirty (30) day period following the date Executive’s employment with the Company ceases. In addition, and to the extent permitted by applicable law, in the event Executive is required to repay the amount of the Hiring Bonus, Executive hereby authorizes the Company to reduce any compensation that is otherwise payable to Executive from the Company in connection with the termination of Executive’s employment and to apply such amounts to Executive’s repayment obligation under this Agreement.
4.3    Annual Bonus Compensation. Subject to the last sentence hereof, Executive will be eligible to receive an annual bonus (the “Bonus”) not to exceed two hundred percent (200%) of Executive’s then current Base Salary, with a target Bonus amount equal to one hundred percent (100%) of Executive’s then current Base Salary “Target”), subject to the achievement of certain business and/or financial goals of the Company and individual performance goals for the Executive to be established by the Board (or designated committee thereof), in its sole and absolute discretion, for the fiscal year in which the Bonus relates. In order to be eligible to receive any Bonus, except as otherwise provided in Section 7 below, Executive must be an employee of the Company through the end of the fiscal year in which the Bonus relates. Any Bonus to be paid to Executive for a fiscal year shall become payable within sixty (60) days after the Company has finalized its audit of the financial statements of the Company for such year to which the Bonus relates (but in any event not later than January 31st of the subsequent fiscal year).
4.4    Equity Compensation. Effective upon the commencement of Executive’s employment with the Company, Executive shall be granted inducement Equity Awards with an approximate grant date fair value of $8,000,000, comprised approximately of 80% Performance Stock Units and 20% Restricted Stock Units, the terms of which shall be set forth in applicable Equity Award grant documents (such Equity Awards, the “Equity Inducement Awards”). The number of shares shall be determined by the Compensation Committee of the Board (the “Compensation Committee”) by dividing the dollar amount of each Equity Award by the per share closing price of a share of Common Stock of the Company on the trading date immediately preceding the date of grant or such other similar method of determination as in effect by the Compensation Committee. Executive shall also be eligible to receive additional annual grants of equity awards in such amounts and containing such terms as the Board (or designated committee thereof) shall determine in its sole discretion.
4.5    Performance and Salary Review. The Company will periodically review Executive’s performance on no less than an annual basis. Adjustments to Base Salary, Bonus or other compensation, if any, will be made by the Board in its sole and absolute discretion.
4.6    Attorney Fees. Subject to the presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Company shall reimburse Executive for any reasonable attorney’s fees and expenses actually incurred in connection with Executive’s counsel’s review and negotiation of this Agreement and the Equity Award grant documents contemplated by Section 4.3 above, up to an aggregate of $35,000.
5.    Other Benefits.
5.1    Benefit Plans. Executive will be eligible for all customary and usual executive benefit programs as the Company may from time to time offer generally to other executives of the Company subject to the terms and conditions of any such benefit plan documents. The Company reserves the right to change or eliminate any and all benefits on a prospective basis, at any time, and nothing herein is intended, nor shall it be construed, to require the Company to institute or keep in effect or continue any benefit plan or any benefits thereunder.
5.2    Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s policies. Notwithstanding the foregoing, in all cases, Executive shall not be reimbursed for any housing related costs and expenses incurred during periods when Executive is at the Company’s headquarters. For the avoidance of doubt, Executive will be reimbursed for costs and expenses incurred in relation to Executive’s travel to and from the Company’s headquarters.
5.3    Vacation. Executive shall be entitled to not less than twenty-five (25) days of paid time off each calendar year, pro-rated for partial calendar years of service, which may be taken in accordance with the Company’s Paid Time Off policy.
5.4    Indemnification Agreement; Insurance. As an officer of the Company, Executive shall be entitled to enter in the Company’s standard form of indemnification agreement generally available to directors and officers of the Company. Executive will also be covered under a directors and officers liability insurance policy paid for by the Company for so long as Executive serves as an officer of the Company.
6.    Withholding. The Company shall have the right to deduct or withhold from any payments made pursuant to this Agreement any and all amounts it is required by applicable law (e.g., for federal income and employee social security taxes and all state or local income taxes now applicable or that may be enacted and become applicable during the then current term of employment) to deduct or withhold and any other amounts Executive agrees or requests the Company to deduct or withhold.
7.    Termination of Executive’s Employment. In the event Executive’s employment with the Company terminates pursuant to any provision of this Section 7, then Executive shall be entitled to the applicable payments and benefits set forth below subject to Executive delivering to the Company a waiver and release of claims agreement in substantially the form attached hereto as Exhibit A that becomes effective and irrevocable in accordance with Section 7.6 hereof (a “Release”).
7.1    Termination by the Company for Cause. The Company may terminate Executive’s employment with the Company for Cause immediately upon written notice to Executive. In the event Executive’s employment is terminated in accordance with this Section 7.1, the Company shall pay to Executive a lump-sum cash amount equal to that prorated portion of any Base Salary then earned, but not yet paid, as of the date of Executive’s termination of employment with the Company, and any reimbursement of expenses pursuant to Section 5.2 and any accrued paid time off through the date of termination together with any vested benefits earned by Executive under any employee benefit plan of the Company, with such benefits to be provided in accordance with the terms of the applicable employee benefit plan (collectively, the “Basic Separation Payment”). All other Company obligations to Executive pursuant to this Agreement will, upon the date of such termination, automatically terminate and be completely extinguished and Executive will not be entitled to any Bonus payment (whether earned or not) or other compensation or other Company benefits upon a termination of employment by the Company for Cause. In the event Executive is terminated by the Company for Cause, Executive shall forfeit, effective as of the date Executive engages in such conduct giving rise to his termination for Cause, all unexercised, unearned and/or unpaid Equity Awards, including without limitation, Equity Awards earned but not yet paid, all unpaid dividends and dividend equivalents and all interest, if any, accrued on the foregoing.
7.2    Termination by the Company Without Cause/Termination by Executive for Good Reason Outside of Change of Control Period. The Company may terminate Executive’s employment with the Company without Cause and not due to death or Disability at any time and for any reason or no reason at all, upon not less than thirty (30) days prior written notice to Executive. Executive may terminate his employment with the Company for Good Reason; provided, however, that before Executive shall be entitled to terminate his employment with the Company for Good Reason, (i) Executive must provide the Company with thirty (30) days prior written notice of Executive’s intent to terminate his employment and a description of the event Executive believes constitutes Good Reason within thirty (30) days after the initial existence of the event, and (ii) the Company shall have thirty (30) days after Executive provides the notice described above to cure the default that constitutes Good Reason (the “Cure Period”). Executive will have ten (10) days following the end of the Cure Period (if the Company has not otherwise cured the event that otherwise constituted Good Reason) to terminate Executive’s employment, after which time “Good Reason” will no longer be deemed to exist based on such event and Executive will not be entitled to terminate his employment for Good Reason based on such event. In the event Executive’s employment with the Company is terminated without Cause and not due to Executive’s death or Disability or Executive terminates his employment with the Company for Good Reason outside a Change of Control Period (as defined below), then in either case, the Company shall pay to Executive (i) the Basic Separation Payment, plus the amount of any earned but unpaid Bonus for the prior fiscal year, (ii) a lump-sum cash amount equal to one hundred fifty percent (150%) of Executive’s annual Base Salary and Bonus based on Target then in effect (without giving effect to any reduction that gives rise to a termination for Good Reason), (iii) a lump-sum cash amount equal to the product of eighteen (18) times the amount Executive would be required to pay for one month of health continuation coverage under the Company’s medical, vision and dental programs for Executive and his dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), excluding any flexible spending account, (iv) any Equity Awards held by Executive that vest solely based on Executive’s continued service with the Company shall immediately accelerate vesting as to the number of shares that would have otherwise vested had Executive remained employed by the Company for eighteen (18) months following the date Executive’s employment ceases pursuant to this Section 7.2 and any other Equity Awards shall be governed by the terms and conditions of the relevant Equity Plan and Equity Award grant documents and (v) a lump-sum cash amount equal to a pro-rated portion of the Bonus based on actual performance for the fiscal year in which Executive’s employment ceases times a fraction, the numerator of which is the number of lapsed days in such fiscal year and the denominator of which is 365.
7.3    Termination of Employment Without Cause/Termination by Executive for Good Reason During the Change of Control Period. In the event that during the period beginning four (4) months prior to the Company entering into a definitive agreement that will result in a Change of Control and ending on the last day of the twelve (12) month period immediately following the consummation of such Change of Control (the “Change of Control Period”), Executive’s employment with the Company is terminated by the Company without Cause and not due to Executive’s death or Disability, or by the Executive for Good Reason, then in either case, the Company shall pay to Executive (i) the Basic Separation Payment, plus the amount of any earned but unpaid Bonus for the prior fiscal year, (ii) a lump-sum cash amount equal to two hundred percent (200%) of Executive’s annual Base Salary and Bonus based on Target then-in effect (without giving effect to any reduction that gives rise to a termination for Good Reason), (iii) a lump-sum cash amount equal to the product of twenty-four (24) times the amount Executive would be required to pay for one month of COBRA continuation coverage under the Company’s medical, vision and dental programs for Executive and his dependents, excluding any flexible spending account, (iv) except as otherwise set forth in an Equity Award or the terms of the Equity Inducement Awards, (A) all unvested Equity Awards subject to time-based vesting (“Service Vesting Awards”) shall automatically accelerate and become vested and exercisable (to the extent applicable, or settled in cash or stock, as applicable), and (B) all unvested Equity Awards that are not Service Vesting Awards shall automatically become vested and exercisable (to the extent applicable, or settled in cash or stock, as applicable), assuming target performance and (v) a lump-sum cash amount equal to a pro-rated portion of the Bonus based on Target for the year in which the Change of Control occurs times a fraction, the numerator of which is the number of lapsed days in such fiscal year and the denominator of which is 365.

7.4    Termination of Employment Upon Death Or Disability.
(a)    Death. Executive’s employment hereunder shall terminate automatically upon Executive’s death during Executive’s employment with the Company. Upon such termination, the Company shall pay to such person as Executive shall have designated in a notice filed with the Company, or, if no such person shall be designated, to his estate as a death benefit, the Basic Separation Payment, plus the amount of any unpaid Bonus for the prior fiscal year and a pro-rated Bonus based on Target for the fiscal year in which Executive’s death occurs times a fraction, the numerator of which in the number of lapsed days in such fiscal year and the denominator of which is 365. Any Equity Awards held by Executive at the time of Executive’s death shall become vested in accordance with the provisions of Section 7.2.
(b)    Disability. If the Company determines in good faith that the Disability of Executive has occurred during Executive’s employment with Company, subject to applicable laws, it may give written notice to Executive of its intention to terminate his employment. In such event, Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive, provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of his duties. During any period that Executive fails to perform his duties hereunder as a result of the Disability, Executive shall continue to receive his full Base Salary until Executive’s employment is terminated pursuant to this Section 7.4(b). Upon a termination of employment due to Disability, the Company will pay Executive (i) the Basic Separation Payment plus the amount of any unpaid Bonus for the prior fiscal year and a pro-rated Bonus based on Target for the fiscal year in which Executive’s disability occurs times a fraction, the numerator of which in the number of lapsed days in such fiscal year and the denominator on which is 365 and (ii) a lump-sum cash amount equal to twelve (12) times the amount Executive would be required to pay for one month of COBRA continuation coverage under the Company’s medical, vision and dental programs for Executive and his dependents. Upon the termination of Executive’s employment with the Company under this Section 7.4(b) and the payment of the foregoing amounts, the Company shall not be obligated to make any further payments of any kind to Executive. Termination of Executive’s employment with the Company under this Section 7.4(b) shall not be deemed termination “without Cause.” Any Equity Awards held by Executive at the time of his Disability termination shall become vested in accordance with the provisions of Section 7.2.
7.5    Termination by Executive Without Good Reason. Executive may terminate employment with the Company without Good Reason upon not less than thirty (30) days prior written notice to the Company. Upon Executive’s termination of employment without Good Reason, the Company shall only be obligated to pay to Executive the amounts described in Section 7.1 above, as of the date of Executive’s termination of employment with the Company. All other Company obligations to Executive pursuant to this Agreement will, upon the date of such termination, automatically terminate and be completely extinguished and Executive will not be entitled to any Bonus payment (whether earned or not) or other compensation or other Company benefits upon a termination of employment by Executive without Good Reason. In the event Executive terminates employment with the Company without Good Reason, Executive shall forfeit, effective as of the date Executive terminates employment, all unexercised, unearned and/or unpaid Equity Awards, including without limitation, Equity Awards earned but not yet paid, all unpaid dividends and dividend equivalents and all interest, if any, accrued on the foregoing.
7.6    Conditions To Receive Termination Payments. Upon any termination of Executive’s employment with the Company under any provision of this Section 7 (other than Section 7.4(a)), Executive will only be entitled to receive the compensation and other benefits, including any benefits related to Equity Awards, if Executive: (i) complies with all surviving provisions of this Agreement as specified in Section 14.9 below; and (ii) timely executes, delivers to the Company, does not revoke a Release and such Release has become irrevocable, in each case, within thirty (30) days following Executive’s termination (with the acknowledgment that such Release will contain, among other things, a release of all claims, known or unknown, that Executive may have against the Company arising out of or any way related to Executive’s employment or termination of employment with the Company (other than any claims Executive may have related to the compensation or benefits to which Executive may be entitled under this Agreement, and other than any existing or future claims Executive may have under the Indemnification Agreement which, for the avoidance of doubt, will survive any termination of Executive’s employment and shall not be waived in the Release)), which Release shall be provided to Executive within five (5) days following Executive’s termination. Any compensation or other benefits to be paid under this Agreement, other than any amounts payable in respect of any Bonus under Section 7.2(v), shall be paid to Executive on the Company’s next regularly scheduled payroll date after any relevant Release has become irrevocable. Any amounts that become payable pursuant to Section 7.2(v), shall be paid to Executive at the same time as bonuses for such year are paid to actively employed senior executives of the Company, but in no event later than the end of the year such bonuses are paid to such executives. All other Company obligations (other than any rights to indemnification Executive may have under the Company’s charter documents or any contract entered into by Executive) to Executive will be automatically terminated and completely extinguished.
8.    No Conflict of Interest. During Executive’s employment with the Company, Executive must not engage in any work, paid or unpaid, that creates an actual or reasonably predictable potential conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder of more than five percent (5%) of the outstanding securities, or agent of any business enterprise of the same nature as, or which is in competition with, the business in which the Company is now engaged or in which the Company becomes engaged during Executive’s employment with the Company. If such a conflict exists during Executive’s employment with the Company, the Company shall be entitled to ask Executive to, and Executive shall be obligated to, immediately terminate Executive’s other work or resign employment with the Company. For the avoidance of doubt, any compensation to be paid by the Company to Executive in connection with any such resignation (and all rights of Executive with respect to all Equity Awards then held by Executive) shall be governed by Section 7.5 hereof.
9.    Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by the Company’s Invention Assignment and Proprietary Information Agreement, which is provided with this Agreement and incorporated herein by reference. Executive shall deliver an executed copy of the Company’s Invention Assignment and Proprietary Information Agreement concurrent with Executive’s commencement of employment with the Company.
10.    Nonsolicitation of the Company’s Employees. Executive agrees that during Executive’s employment with the Company and during the 12-month period immediately following Executive’s termination of employment with the Company, Executive will not, either directly or indirectly (including on behalf of any other Person), separately or in association with others, interfere with, impair, disrupt or damage the Company’s business by soliciting, encouraging or attempting to hire any of the Company’s or its subsidiaries’ employees or causing others to solicit or encourage any of the Company’s or its subsidiaries’ employees to discontinue their employment with the Company.
11.    Agreement to Arbitrate. To the fullest extent permitted by applicable law, Executive and the Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for injunctive relief pursuant to Section 14 below are excluded from this agreement to arbitrate. For the purpose of this agreement to arbitrate, references to the “Company” include all direct and indirect parent and subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of the Company.
11.1    Consideration. The mutual promise by the Company and Executive to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.
11.2    Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.
11.3    Arbitration Procedure. The arbitration will be conducted in San Diego, California by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of JAMS (“JAMS”). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.
11.4    Costs of Arbitration. The Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator. Each of the Company and Executive shall pay its own attorney’s fees in connection with the arbitration unless otherwise provided by the arbitrator.
12.    Specific Performance. Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the covenants and assurances by the Executive contained in Sections 8, 9, 10, 11 and 12, and that the Company’s remedies at law for any such breach or threatened breach are inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall be entitled to an injunction to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Executive, and each and every person, firm or company acting in concert or participation with Executive, from the continuation of such breach. The obligations of Executive and rights of the Company pursuant to this Section 12 shall survive the termination of Executive’s employment under this Agreement. The covenants and obligations of Executive set forth in this Section 12 are in addition to and not in lieu of or exclusive of any other obligations and duties Executive owes to the Company, whether expressed or implied in fact or law. No equitable remedies referred to above will be deemed to be the exclusive remedy for a breach of this Agreement, but rather will be in addition to all other remedies available under this Agreement, at law or in equity.
13.    General Provisions.
13.1    Prior Employment. Executive represents and warrants that Executive’s acceptance of employment with the Company has not breached, and the performance of Executive’s duties hereunder will not breach, any duty owed by Executive to any prior employer or other Person.
13.2    Successors and Assigns. This Agreement is binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives. Except as otherwise provided herein, the Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the Company’s assets or business of the Company (by sale, transfer, merger or otherwise). None of Executive’s rights or obligations under this Agreement may be assigned or transferred by Executive to any Person, other than Executive’s rights to payments hereunder which may only be transferred by will.
13.3    Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.
13.4    Attorneys’ Fees. Each party will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.
13.5    Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
13.6    Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
13.7    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Subject to Section 13 above, each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.
13.8    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by email transmission with a written or electronic confirmation of delivery; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.
13.9    Survival. Section 9 (“Confidentiality and Proprietary Rights”), Section 10 (“Nonsolicitation”), Section 11 (“Agreement to Arbitrate”), Section 12 (“Specific Performance”), this Section 13 (“General Provisions”), Section 14 (“Section 409A”), and Section 16 (“Entire Agreement”) of this Agreement, and all provisions requiring the payment of amounts to Executive upon termination, shall survive the termination of this Agreement for any reason or Executive’s termination of employment with the Company.
14.    Section 409A.
14.1    General. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
14.2    Separation from Service. If any benefit or amount payable to Executive hereunder on account of Executive’s termination of employment constitutes “nonqualified deferred compensation” within the meaning of Section 409A, payment of such benefit or amount shall commence at the time Executive incurs a “separation from service” from the Company within the meaning of Treasury Regulation Section 1.409A-1(h).
14.3    Specified Employee. Notwithstanding anything in this Agreement to the contrary, if at the time Executive incurs a separation from service, Executive is deemed a “specified employee” within the meaning of Section 409A, any benefit or amount payable to Executive under this Agreement on account of Executive’s termination of employment that constitutes “nonqualified deferred compensation” subject to Section 409A shall be delayed until the earlier of (i) the first day of the seventh month following Executive’s separation from service or (ii) the date of the Executive’s death (the “409A Suspension Period”). Within fourteen (14) days after the end of the 409A Suspension Period, the Company shall pay to Executive a lump-sum payment in cash (or the form such payment otherwise would take) equal to any payments that the Company would otherwise have been required to provide under this Agreement but for the imposition of the 409A Suspension Period. Thereafter, Executive shall receive any remaining payments due under this Agreement in accordance with the terms of this Agreement (as if there had not been any suspension period beforehand). For purposes of Section 409A, each payment hereunder shall be considered a separate identifiable payment.
14.4    Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, provided that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
15.     Golden Parachute Excise Tax.
15.1    Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (B) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’ s receipt, on an after- tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (A) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
15.2    Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change of Control will perform the calculations set forth in this Section 15. If the firm so engaged by the Company is serving as the accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. For purposes of making the calculations required by this provision, the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive will furnish to the accounting firm such information and documents as the accountants may reasonably request in order to make a determination under this provision. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.
16.    Entire Agreement. This Agreement, including the Company’s Invention Assignment and Proprietary Information Agreement incorporated herein by reference and any documents related to Executive’s Equity Awards and Bonus, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Company upon authorization of the Board. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
17.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The parties agree that facsimile copies of signatures shall be deemed originals for all purposes hereof and that a party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.
THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.
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EXECUTIVE:
Dated: October 1, 2024	By: Edward H. West
Dated: October 1, 2024	MITEK SYSTEMS, INC. By: Jason L. Gray 770 First Ave. Suite 425 San Diego, CA 92101

[SIGNATURE PAGE - EXECUTIVE EMPLOYMENT AGREEMENT]

APPENDIX I DEFINITIONS
All defined terms used in this Appendix I that are not otherwise defined in this Appendix I shall have the meaning ascribed to such terms in the Executive Employment Agreement to which this Appendix I relates.
“Acquiring Company” shall mean the resulting or surviving corporation, or the company issuing cash or securities (or its ultimate parent company), in a merger, consolidation, tender offer or share exchange involving the Company, or the successor corporation to the Company (whether in any such transaction or otherwise).
“Cause” shall mean the occurrence of any one or more of the following events or conditions:
(i)    any material failure on the part of Executive (other than by reason of disability of Executive) to faithfully and professionally carry out Executive’s duties which failure continues for ten (10) days after written notice detailing such failure is delivered to Executive by the Board;
(ii)    Executive’s dishonesty or other intentional misconduct, if such dishonesty or other misconduct is intended to or reasonably likely to materially injure the business or reputation of the Company;
(iii)    Executive’s conviction or no contest plea to any misdemeanor involving dishonesty, theft, fraud or moral turpitude, or any felony;
(iv)    Executive’s insobriety or illegal use of drugs, chemicals or controlled substances either (A) in the course of performing Executive’s duties and responsibilities under this Agreement or (B) otherwise materially affecting the ability of Executive to perform the same;
(v)    Executive’s material breach of any written agreement with the Company or any of its affiliates or material violation of the Company’s Code of Conduct or any other material written policy of the Company; or
(vi) any wanton or willful dereliction of duties by Executive.
“Change of Control” shall mean the occurrence of any of the following events or circumstances:
(i)    any “person” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including a “group” within the meaning of such Section 13(d) but excluding the Company and any of its subsidiaries and any employee benefit plan sponsored or maintained by the Company or any subsidiary thereof, shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (“Company Voting Securities”);
(ii)    the consummation of a merger or consolidation involving the Company, or the acceptance by the stockholders of the Company of equity securities in a share exchange, where the Persons who were the beneficial owners of the Company Voting Securities outstanding immediately prior to such merger, consolidation or share exchange, do not beneficially own, directly or indirectly, immediately after such merger, consolidation or share exchange, securities representing more than fifty percent (50%) of the combined voting power of the then-outstanding Company Voting Securities or voting securities of the Acquiring Company in such merger, consolidation or share exchange, in substantially the same proportions as their ownership of the Company Voting Securities immediately prior to such merger, consolidation or share exchange;

(iii)    a sale, exchange or other disposition or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; provided, however, that a Change of Control shall not be deemed to have occurred where: (x) the Company sells, exchanges or otherwise disposes or transfers all or substantially all of its assets to another Person which is beneficially owned, directly or indirectly, immediately following such transaction by the holders of Company Voting Securities in substantially the same proportions as their ownership of the Company Voting Securities immediately prior to such transaction; and (y) such Person expressly assumes this Agreement; or
(iv)    such time as the Continuing Directors (as defined below) do not constitute at least a majority of the Board (or, if applicable, the board of directors of a successor to the Company), where the term “Continuing Director” means at any date a member of the Board who was: (x) a member of the Board on the Effective Date; or (y) nominated or elected subsequent to the Effective Date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election (it being understood that no individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall be a Continuing Director).
“Disability” shall mean Executive’s physical or mental illness, injury or infirmity which prevents Executive from performing Executive’s material duties for a period of (A) ninety (90) consecutive calendar days or (B) an aggregate of one hundred eighty (180) calendar days out of any consecutive twelve (12) month period.
“Equity Award” shall mean any equity security, stock option, restricted stock, restricted stock unit, stock appreciation right, phantom stock unit or other right to acquire equity securities of the Company or any right to payment tied to the value of equity securities of the Company, whether such equity security, stock option, restricted stock, restricted stock unit, stock appreciation right, phantom stock unit or other right to acquire equity securities of the Company or right to payment based on the value of equity securities of the Company is granted or issued pursuant to an Equity Plan, outside an Equity Plan or otherwise.
“Equity Plan” shall mean the Company’s Amended and Restated 2020 Incentive Plan and any other plan, agreement or arrangement (whether written or oral and whether issued outside of any Equity Plan approved by shareholders of the Company) pursuant to or out of which the Company issues or grants any Equity Awards to any Person.
“Good Reason” shall mean any one or more of the following events or conditions:
(i)    the Company’s breach of any of the material terms of this Agreement;
(ii)    a material diminution in Executive’s duties, responsibilities or authority or conditions of employment from those in effect on the Effective Date; or
(iii)    a diminution of Executive’s Base Salary or target Bonus opportunity (other than an across the board reduction made as a result of changed business conditions that similarly affects all executive employees of the Company) without Executive’s prior consent.
“Person” shall mean any individual, corporation, limited liability corporation, partnership, or other business entity.

Exhibit A
GENERAL RELEASE OF CLAIMS
Mitek Systems, Inc. (the “Company”) and I, Edward H. West (“Employee”, “me” or “I”), have entered into this General Release of Claims (the “Release”) to settle all known and unknown claims I might have against the Company and all related parties. Except to the extent governed by federal law, this Release shall be governed by the statutes and common law of California, excluding any that mandate the use of another jurisdiction’s laws. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement (as defined below).
The Company and I agree as follows:
Section 1 – Benefits. In connection with the termination of my employment with the Company on [•] (the “Termination Date”), the Company agrees that I will receive the benefits set forth in the Executive Employment Agreement, effective as of [•] 2024, between the Company and me (the “Employment Agreement”) as described below, that are conditioned on my timely execution and non-revocation of this Release, such that the Release becomes effective and irrevocable no later than thirty (30) days following the Termination Date. Specifically, in addition to the Basic Separation Payment and any earned but unpaid Bonus, the Company will provide me with the following benefits pursuant to Section 7.2 of the Employment Agreement:
(i)    a lump-sum cash amount of $ _____ (equal to the sum of (A) 150% of my annual base salary and (B) my target Bonus (as now in effect);
(ii)    an additional lump sum cash amount of $ _____ (equal to eighteen (18) times the amount I would be required to pay for one month of COBRA continuation coverage under the Company’s medical, vision and dental programs for me and my dependents, excluding any flexible spending account);
(iii)    my Equity Awards will continue to be governed by the terms and conditions of the relevant Equity Plan and Equity Award grant documents; and
(iv)    a lump-sum pro-rated amount of my Bonus based on actual performance of the Company for the fiscal year in which my employment ceased.
Compensation or other benefits to be paid pursuant to (i) – (iv) above will paid on such date as is provided for in the Employment Agreement.
In addition, in the event that the Company enters into a definitive agreement that will result in a Change of Control within four (4) months after the Termination Date, I will be entitled to receive the severance benefits set forth in Section 7.3 of the Employment Agreement (less any severance benefits that were previously provided as described above).
I understand and agree that I am not otherwise entitled to receive such benefits. I may revoke this Release within seven days after I sign it, in which case I will not receive the amounts or benefits that are being paid to me for my release of claims, and this Release will never go into effect. If I sign it and do not revoke it within the seven day period, this Release will become effective immediately after the seven day period concludes (whether or not the Company has signed it at such time).
Section 2 -- Complete General Release of Claims

(a)    Claims Released: Except for the claims identified in Section 2(b), I irrevocably and unconditionally release (i.e., give up) all known and unknown claims, promises, causes of action, or similar rights of any type that I currently may have (“Claims”) with respect to any Released Party (as defined below) listed in Section 2(d). I understand that I am not releasing future claims. I understand that the Claims I am releasing might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:
Anti-discrimination statutes, such as the Age Discrimination in Employment Act (ADEA) and Executive Order 11141, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act (ADA) and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; the Genetic Information and Nondiscrimination Act (GINA), which prohibits discrimination based on genetic information; and any other federal, state, or local laws, including but not limited to the Fair Employment and Housing Act, prohibiting discrimination in employment based on actual or perceived race, religion, color, national origin, ancestry, physical or mental disability, medical condition, marital status, sex, age, sexual orientation, or association with a person who has, or is perceived to have, any of those characteristics and the California Fair Employment and Housing Act.
Federal employment statutes, such as the Worker Adjustment & Retraining Notification Act (WARN Act), which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974 (ERISA), which, among other things, protects employee benefits; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.
Other laws, such as any federal, state, or local laws mandating leaves of absence, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims; and any other law relating to salary, commission, compensation, benefits, and other related matters, including California Labor Code Section 200 et seq., California Business and Professions Code Section 17200, et seq., and any applicable California Industrial Welfare Commission order; and family and medical leave laws.
Examples of released Claims include, but are not limited to, the following (except to the extent explicitly preserved by Section 2(b) of this Release):
(i)    Claims that in any way relate to or arose during my employment with the Company, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay;
(ii)    Claims that I have irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits;
(iii)    any Claims to attorneys’ fees or other indemnities with respect to Claims I am releasing; or
(iv)    claims under the California Fair Employment and Housing Act, California Labor Code Section 200 et seq., and any applicable California Industrial Welfare Commission order.

If, despite this Release, I sue or bring an arbitration action asserting any claim that I have released, I will be liable to the Released Parties for their attorneys’ fees, other defense costs, and any other damages that my suit or arbitration causes, except those attributable to ADEA claims.
I promise not to accept any relief or remedies not set forth in this Release as to any claim I have released by signing it.
(b)    Claims Not Released: This release shall not apply to payments or benefits provided pursuant to this Release, claims for workers’ compensation benefits, unemployment insurance benefits, any rights to indemnification pursuant to the Employment Agreement or the Indemnification Agreement between the Company and the Employee dated [●], vested benefits under Company employee benefit plans, or any other claims that cannot lawfully be waived by this Release, and shall not preclude me from filing an administrative charge or otherwise communicating with any federal, state, or local government office, official, or agency.
(c)    Unknown Claims: I expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and any other similar provision of applicable law, and do so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all Claims which I do not know of or suspect to exist in my favor at the time of signing this Release, and that this Release contemplates the release of any such Claim or Claims.
(d)    Released Parties: The “Released Parties” are the Company, all current and former parents, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection, and their successors.
Section 3 -- Promises
(a)    Employment Termination: I agree that my employment with the Company and its affiliates ended effective on the Termination Date (and I agree to execute any letter of resignation consistent with the foregoing that the Company may reasonably request), and that I am accepting benefits under this Release in lieu of any such other rights or benefits to which I possibly could be or become entitled. I have not been told that the Company or any Released Party will rehire me.
(b)    Company Property and Debts: Whether I sign this Release and it becomes effective or not, I understand that I have separate contractual obligations related to the return by me to the Company of its property, in accordance with the Invention Assignment & Proprietary Agreement I signed as a condition of hire, which Agreement is incorporated herein by this express reference. In accordance with paragraph 6 of such Agreement, I will promptly deliver to the Company the documents and materials referenced therein, i.e., those of any nature pertaining to my work with the Company, and I will not take with me any documents or materials or copies thereof containing any Proprietary Information. In addition, in exchange for the benefits paid under this Release, I warrant and represent that all of the property of the Company or of any Released Party in my possession, custody or control has been returned to the Company, or will be returned to the Company by the time I sign this Release. I understand that such property includes, but is in no way limited to, all files, memoranda, emails, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, devices and equipment belonging to the Company (including computers, laptops, tablets, smart phones, handheld electronic devices, telephone equipment, and other electronic devices, including PDAs). In addition, I have cleared all expense accounts and repaid everything I owe to the Company or any Released Party, paid all amounts I owe on Company-provided credit cards or accounts (such as mobile or smart phone accounts), and canceled or personally assumed any such credit cards or accounts.
(c)    Nothing in this Section 3 shall be construed as preventing my ability to retain or receive information during my continued capacity as a member of the Board or shareholder for the Company, or any right I may have to obtain and retain such information in those capacities.
(d)    Taxes: I am responsible for paying any taxes on amounts I receive because I signed this Release. I agree that the Company is to withhold all taxes it determines it is legally required to withhold. I agree not to make any claim against the Company or any other person based on how the Company reports amounts paid under this Release to tax authorities.
(e)    Ownership of Claims: I have not assigned or transferred any Claim I am purporting to release, nor have I attempted to do so.
(f)    No Disparagement or Harm: Subject to Section 3(l), I agree not to criticize, denigrate, or disparage the Company or any other Released Party. I agree not to incur any expenses, obligations, or liabilities on behalf of the Company.
(g)    Confidential and Proprietary Information; Non-Solicitation: Subject to Section 3(l), I understand that, at all times in the future, I will remain bound by any Company or Company affiliate agreement or policy relating to confidential information, proprietary information, invention, or similar matters to which I am now subject, including but not limited to any Invention Assignment and Proprietary Information Agreement which I previously signed, and which is expressly incorporated by reference herein, and I agree that to the extent any provision in such agreement or policy conflicts with any provision in this Release, the provision or interpretation affording the greater protection to the Company shall govern. In particular, I acknowledge that my employment by the Company created a relationship of confidence and trust with respect to any information of a confidential or secret nature disclosed to me by the Company or a third party that (i) related to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agreed to hold information of such party in confidence, (ii) was not generally known to the public or to other persons in the industry, or if generally known, was used, selected or arranged by the Company in a manner not generally known and was made the property of the Company by mutual agreement of the parties, including by the Invention Assignment and Proprietary Information Agreement, and/or similar agreement, and (iii) that the Company has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure (the “Confidential Information.”). I agree and represent that I have not disclosed, copied, disseminated, shared or transmitted any Confidential Information to any person, firm, corporation or entity for any reason or purpose whatsoever, except in the course of carrying out my duties and responsibilities of employment with the Company. I also agree, at all times in the future, not to make use of any Confidential Information for my own purposes or for the benefit of any person, firm, corporation or other entity. I further warrant and represent that all Confidential Information in my possession, custody or control that is or was a property of the Company has been or shall be returned to the Company by the date I sign this Release. In addition, I acknowledge and agree that I remain bound Section 10 of the Employment Agreement, related to the solicitation of employees of the Company and its subsidiaries.
(h)    Implementation: I agree to sign any documents and take each reasonable action as is needed to implement this Release.
(i)    Other Representations: In addition to my other representations in this Release, I have made the following representations to the Company, on which I acknowledge it also has relied in entering into this Release with me:
(i)    I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief in the future. I have properly reported any and all job-related wrongs or injuries for which I might still be entitled to compensation or relief, such as an injury for which I might receive a workers’ compensation award in the future. I have properly reported all hours that I have worked and under this Release, I have been paid more than all wages, overtime, commissions, compensation, benefits, and other amounts that the Company or any Released Party should have paid me in the past.
(ii)        This Release is not an admission of wrongdoing by the Company or any other Released Party.
(iii)    I am intentionally releasing claims that I do not know I might have and that, with hindsight, I might regret having released.
(iv)    If the Company or I successfully assert that any provision in this Release is void, the rest of the Release shall remain valid and enforceable.
(j)    False Claims Representations and Promises: I have disclosed to the Company any information I have concerning any conduct involving the Company or any affiliate that I have any reason to believe may be unlawful or that involves any false claims to the United States. I promise to cooperate fully in any investigation the Company or any affiliate undertakes into matters occurring during my employment with the Company or any affiliate. I understand that nothing in this Release prevents me from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, I hereby irrevocably assign to the U.S. government any right I might have to any proceeds or awards in connection with any false claims proceedings against the Company or any affiliate.
(k)    Cooperation Required: I agree that I will fully cooperate with the Company or any affiliate in effecting a smooth transition of my responsibilities to others. Further, when requested by the Company, I will promptly and fully respond to all inquiries from the Company or any affiliate and its representatives relating to (x) any lawsuit in which I am identified as having factual information desired or needed by the Company or (y) any governmental investigation with respect to the Company attributable to the period of my employment with the Company. To the extent I incur reasonable out-of-pocket expenses (such as postage costs or telephone charges) in assisting the Company or any affiliate at its request, the Company will mail me a reimbursement check for those expenses within 15 days after it receives my request for payment, along with satisfactory written substantiation of the claimed expenses.
(l)    This Release to be Kept Confidential: Subject to this Section 3(l), I have not disclosed and will never disclose the terms or amount of payment provided under this Release, to anyone other than the Company representatives involved in presenting it to me, to a member of my immediate family, or my attorney or other professional advisor and, even as to such family member or professional advisor, only if such person agrees to honor this confidentiality requirement. Such a family member’s or professional advisor’s violation of this confidentiality requirement is to be treated as a violation by me. This subsection does not prohibit disclosures to the extent necessary legally to enforce this Release, nor does it prohibit disclosures to the extent otherwise legally required (but only if I notify the Company of a disclosure obligation or request within 10 days after I learn of it and permit the Company to take all steps it deems to be appropriate to prevent or limit the required disclosure).
(m)    Challenge to Validity and Communication with Government Agency: This Release does not (a) limit or affect my right to challenge the validity of this Release under the ADEA or Older Workers Benefit Protection Act or (b) preclude me from filing (or providing information to, or testifying or otherwise assisting with) an administrative charge or otherwise communicating with any federal, state or local government office, official or agency. I promise never to seek or accept any damages, remedies or other relief for myself personally with respect to any Claim released by paragraph 2(a) of this Release.
Section 4 -- Consequences of Violating Promises
In addition to any other remedies or relief that may be available, I agree to pay any reasonable attorneys’ fees and damages the Released Parties may incur as a result of my breaching a promise I made in this Release or if any representation I made in this Release was false when made. I further agree that the Company would be irreparably harmed by any actual or threatened violation of Section 3 that involves Release-related disclosures or disclosure or use of confidential information or trade secrets, and that the Company will be entitled to an injunction prohibiting me from committing any such violation.
Section 5 -- Consideration of Release
I acknowledge that, before signing this Release, I was given at least a full 21 days to consider it. I agree that any material or non-material changes made to the terms of this Release will not restart this 21-day period, which started on the day I received the original of this Release. I further acknowledge that: (1) I took advantage of the time I was given to consider this Release before signing it; (2) I carefully read this Release; (3) I fully understand it; (4) I am entering into it voluntarily; (5) I am receiving valuable consideration in exchange for my execution of this Release that I would not otherwise be entitled to receive; and (6) the Company, in writing by this language in this Release, encouraged me to discuss this Release with my attorney (at my own expense) before signing it, and I did so as I deemed appropriate.
I understand that I am entitled to revoke this Release, in writing, within seven days after I sign it. Such revocation must be delivered to the Company, as provided in the box set forth above the signature lines in this Release, within the seven day period, in which case I will receive no benefits and this Release will not go into effect. If not timely revoked, this Release will be effective and enforceable as of the eighth day after I sign it.
Section 6 -- Miscellaneous
(a)    Entire Agreement: This Release (including the relevant portions of the Employment Agreement referenced herein) and any confidentiality/invention assignment/nondisclosure and/or indemnification agreement(s) that I previously signed, constitute all agreements between me and the Company relating to my termination of employment or the subject matter of this Release. This Release may not be modified or canceled in any manner, nor may any provision of it or any legal remedy with respect to it be waived, except by a writing signed by both me and an authorized Company official. I acknowledge that the Company has made no representations or promises to me regarding the contents of this Release other than those in or referred to by this Release.

(b)    Successors: This Release binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.
(c)    Interpretation: This Release shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against me or any Released Party. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Release.
Section 7 -- Arbitration of Disputes
The Company and I agree to resolve any disputes we may have with each other through final and binding arbitration consistent with applicable law. For example, I am agreeing to arbitrate any dispute about the validity of this Release or any discrimination claim. I also agree to resolve through final and binding arbitration any disputes I have with any other Released Party who elects to arbitrate those disputes under this subsection. Arbitration shall be conducted in accordance with the provisions of Section 11 of the Employment Agreement. The arbitration will be conducted privately, and its resolution shall remain confidential. By agreeing to this Release, I understand that I am waiving my right to a jury trial.
[Signature page follows]

YOU MAY NOT MAKE ANY CHANGES TO THE TERMS OF THIS RELEASE. BEFORE SIGNING IT, TAKE IT HOME, READ IT, AND CAREFULLY CONSIDER IT. IF YOU CHOOSE, DISCUSS IT WITH YOUR ATTORNEY (AT YOUR EXPENSE).

YOU HAVE NO LESS THAN 21 DAYS TO CONSIDER AND SIGN THIS RELEASE. ONCE YOU SIGN IT, YOU WILL HAVE AN ADDITIONAL SEVEN DAYS TO REVOKE IT. IF YOU CHOOSE TO REVOKE IT, YOU MUST DELIVER A WRITTEN NOTICE OF REVOCATION DURING THE SEVEN DAY PERIOD AFTER SIGNING THIS RELEASE

TO JASON GRAY AT 770 FIRST AVENUE, SUITE 425, SAN DIEGO, CA 92101, JGRAY@MITEKSYSTEMS.COM.

IF YOU DO NOT SIGN THIS RELEASE AND RETURN IT TO THE COMPANY BY THE 22ND DAY AFTER RECEIVING IT (OR, IF LATER, THE 23RD DAY FOLLOWING THE TERMINATION DATE), THIS RELEASE WILL AUTOMATICALLY EXPIRE.

BY SIGNING THIS RELEASE, YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Employee has signed this Release and the Company has caused this Release to be executed by its duly authorized officer, as of the dates set forth below.
EMPLOYEE

Date:
MITEK SYSTEMS, INC.
By:
[Name, Title]

Date: